Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-249944) of BridgeBio Pharma, Inc. for the registration of up to 29,459,200 shares of its common stock and related Joint Proxy Statement/Prospectus of BridgeBio Pharma, Inc. and Eidos Therapeutics, Inc. and to the incorporation by reference therein of our report dated February 26, 2020, with respect to the financial statements of Eidos Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, CA
December 11, 2020